UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): November 28, 2013

WATERSIDE CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	811-08387	54-1694665
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2505 Cheyne Walk, Virginia Beach, Virginia	23454
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (757) 626-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.                      OTHER EVENTS.

As previously disclosed, Waterside Capital Corporation (the “Company”) is party to a Loan Agreement (the “Loan Agreement”) with the United States Small Business Administration (the “SBA”). Under the terms of the Loan Agreement, the Company’s then existing debentures were repurchased effective September 1, 2010 by the SBA and a new debt instrument was put into place. The Company’s debt to the SBA matured March 31, 2013.

Also as previously disclosed, on May 24, 2012 the SBA delivered to the Company a notice of an event of default for failure to meet the principal repayment schedule under the Loan Agreement (the “Notice”). Under the terms of the Notice and the Loan Agreement the SBA has maintained a continuing right to terminate the Loan Agreement and appoint a receiver to manage the Company’s assets.

On November 28, 2013, the Company learned that on November 20, 2013 the SBA filed a complaint in the United States District Court for the Eastern District of Virginia seeking, among other things, receivership for the Company and a judgment in the amount outstanding under the Loan Agreement plus continuing interest. The complaint alleged that as of October 31, 2013 there remained an outstanding balance of $11,762,634.58 under the Loan Agreement, including interest, which continues to accrue at the rate of $2,021.93 per day. The SBA, in filing the complaint, requested that the court take exclusive jurisdiction of the Company and all of its assets wherever located and appoint the SBA as permanent receiver of the Company for the purpose of liquidating all of the Company’s assets and satisfying the claims of its creditors in the order of priority as determined by the court.

The Company does not intend to contest this action and anticipates that the court will appoint the SBA as a receiver of the Company and, at such time, the officers and directors of the Company will be dismissed.

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Waterside Capital Corporation

By:	/s/ Franklin P. Earley
President and Chief Executive Officer
Dated: November 29, 2013